EX-99.28(a)(iv)

DRIEHAUS MUTUAL FUNDS

Written Instrument Changing the Name of the
Driehaus Emerging Markets Opportunities Fund

The undersigned, the Trustees of the Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to an Amended and Restated Declaration of Trust dated June 6, 2013 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “Driehaus Emerging Markets Opportunities Fund,” a series of the Trust, to the “Driehaus Global Fund” effective as of April 30, 2023, in conformity with the resolutions effecting such name change that were adopted by the Board of Trustees of the Trust on December 8, 2022.

IN WITNESS WHEREOF, the undersigned have this 8th day of December 2022 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Theodore J. Beck Theodore J. Beck	/s/ Francis J. Harmon Francis J. Harmon
/s/ Christopher J. Towle Christopher J. Towle	/s/ Dawn M. Vroegop Dawn M. Vroegop
/s/ Stephen T. Weber Stephen T. Weber	/s/ Daniel F. Zemanek Daniel F. Zemanek